Exhibit 99.1

Novavax Reports Third Quarter 2014 Financial Results

Gaithersburg, MD (November 5, 2014) - Novavax, Inc. (Nasdaq: NVAX), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of recombinant nanoparticle vaccines and adjuvants, today announced its financial results for the third quarter and nine months ended September 30, 2014.

Corporate Highlights

Third Quarter and Subsequent Achievements:

RSV

-	Presented new positive data from its first clinical study of its RSV F-protein nanoparticle vaccine candidate (RSF F Vaccine) in women of childbearing age, at the 8th Vaccine and ISV Congress, showing 50% reduction in infection in the vaccinated subjects relative to placebo subjects. This data is an important indicator that the vaccine may be efficacious in future clinical testing;

-	Presented positive pre-clinical data at the 54th Interscience Conference on Antimicrobial Agents and Chemotherapy showing that immunization of pregnant baboons with RSV F Vaccine in the third trimester of pregnancy generates antibodies that are transferred to the newborn, which protects those infants against RSV challenge. Data from this study, along with other clinical and pre-clinical data, support the company’s maternal development strategy;

-	Initiated a Phase 2 clinical trial of its RSV F Vaccine in healthy women in their third trimester of pregnancy. Safety, immunogenicity and transplacental antibody transfer data from this clinical trial is expected in the third quarter of 2015; and

-	Initiated a Phase 2 clinical trial of its RSV F Vaccine in 1,600 elderly subjects. Safety and efficacy data from this clinical trial is expected in the third quarter of 2015.

Influenza

-	Modified its contract with the U.S. Department of Health and Human Services, Biomedical Advanced Research and Development Authority (BARDA) (Contract No. HHSO100201100012C) for the continued development of seasonal and pandemic influenza vaccines, extending the contract for an additional two years, until September 2016, and allocating $70 million in funding over and above the original $97 million base-period funding;

-	Reported positive top-line data from a Phase 1/2 clinical trial of its H7N9 Avian Influenza VLP Vaccine Candidate (H7N9 VLP) with its proprietary adjuvant Matrix-M™, demonstrating safety, as well as the immunogenic and antigen-sparing capabilities of Matrix-M; and

-	Received the U.S. Food and Drug Administration’s (FDA) Fast Track designation for its H7N9 VLP with Matrix-M, representing FDA’s recognition of the public health risks of the H7N9 strain and the strength of our H7N9 VLP in conjunction with Matrix-M.

Ebola

-	Presented positive pre-clinical results, at the 8th Vaccine and ISV Congress, of Novavax’ Ebola GP recombinant nanoparticle vaccine candidate (EBOV GP Vaccine) with the Matrix-M adjuvant, showing seroprotective antibodies and cross-neutralization to an older Ebola strain.

Fourth Quarter 2014 Anticipated Events:

-	Multiple posters and presentations at the 9th International Respiratory Syncytial Virus Symposium in South Africa, November 9-13;

-	Initiation of Phase 1 clinical trial of its RSV F Vaccine in pediatric subjects;

-	Initiation of Phase 2 clinical trial of its seasonal quadrivalent influenza VLP vaccine candidate in healthy adult subjects; and

-	Initiation of Phase 1 clinical trial of its Ebola GP Vaccine.

“We demonstrated significant progress in our existing vaccine and adjuvant development programs in the third quarter of 2014, while also responding to the Ebola disease global health crisis,” said Stanley C. Erck, President and Chief Executive Officer of Novavax. “Beyond initiating the maternal immunization study with our RSV F Vaccine, delivering positive data for our H7N9 VLP, and continuing our strong BARDA relationship, we anticipate substantial progress in the fourth quarter with the initiation of three additional clinical trials.”

Financial Results for the Three and Nine Months Ended September 30, 2014

Novavax reported a net loss of $19.7 million, or $0.08 per share, for the third quarter of 2014, compared to a net loss of $15.3 million, or $0.09 per share, for the third quarter of 2013. For the nine months ended September 30, 2014, the net loss was $51.4 million, or $0.23 per share, compared to a net loss of $37.9 million, or $0.24 per share, for the same period in 2013.

Novavax revenue in the third quarter of 2014 increased 71% to $8.2 million as compared to $4.8 million for the same period in 2013. The increase in revenue was primarily due to the higher level of activity in the third quarter of 2014 associated with the company’s Phase 1/2 clinical trial using its H7N9 pandemic influenza candidate with Matrix-M adjuvant and manufacturing work for its Phase 2 seasonal influenza clinical trial, both under the BARDA contract. In conjunction with the increase in revenue, the cost of government contracts revenue in the third quarter of 2014 increased 77% to $4.0 million as compared to $2.3 million for the same period in 2013. This increase was primarily related to a higher level of activity associated with the company’s previously mentioned pandemic and seasonal influenza activities.

Research and development expenses increased 38% to $19.2 million in the third quarter of 2014, compared to $13.9 million for the same period in 2013, primarily as a result of the milestone payment accrued under the Wyeth license and higher employee-related costs tied to continued growth in support of the company’s RSV and influenza vaccine programs.

General and administrative expenses increased 23% to $4.8 million in the third quarter of 2014 as compared to $3.9 million for the same period in 2013, resulting from higher employee-related costs.

As of September 30, 2014, the company had $190.3 million in cash and cash equivalents and investments compared to $133.1 million as of December 31, 2013. Net cash used in operating activities for the nine months of 2014 was $47.2 million compared to $33.1 million for the same period in 2013. The factors contributing to the increase in cash usage are as described above.

Conference Call

Novavax management will host its quarterly conference call today at 4:30 p.m. EDT. The dial-in number for the conference call is 1 (877) 212-6076 (U.S. or Canada) or 1 (707) 287-9331 (international). A webcast of the conference call can also be accessed via a link on the home page of the Novavax website (novavax.com) or through the “Investor Info”/“Events” tab on the Novavax website.

A replay of the conference call will be available starting at 6:31 p.m. on November 5, 2014 until midnight November 12, 2014. To access the replay by telephone, dial 1 (855) 859-2056 (domestic) or 1 (404) 537-3406 (international) and use passcode 27652087. The replay will also be available as a webcast and can be found on the “Investor Info”/”Events” on the Novavax website.

About Novavax

Novavax, Inc. (NASDAQ: NVAX) is a clinical-stage biopharmaceutical company creating novel vaccines and vaccine adjuvants to address a broad range of infectious diseases worldwide. Using innovative proprietary recombinant nanoparticle vaccine technology, the company produces vaccine candidates to efficiently and effectively respond to both known and newly emergent diseases. Additional information about Novavax is available on the company’s website, novavax.com.

Forward-Looking Statements

Statements herein relating to the future of Novavax and the ongoing development of its vaccine and adjuvant products are forward-looking statements. Novavax cautions that these forward looking statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include those identified under the heading “Risk Factors” in the Novavax Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission (SEC). We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

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NOVAVAX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share information)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenue	$8,214	$4,802	$23,935	$12,167

Costs and expenses:
Cost of government contracts revenue	4,027	2,276	12,150	5,619
Research and development	19,219	13,948	48,940	33,989
General and administrative	4,757	3,857	14,871	10,740
Total costs and expenses	28,003	20,081	75,961	50,348
Loss from operations	(19,789)	(15,279)	(52,026)	(38,181)
Interest income (expense), net	81	(11)	10	17
Other income (expense)	(19)	(10)	―	(10)
Change in fair value of warrant liability	―	―	―	267
Realized gains on investments	―	―	615	―
Loss from operations before income tax expense	(19,727)	(15,300)	(51,401)	(37,907)
Income tax expense	―	―	―	22
Net loss	$(19,727)	$(15,300)	$(51,401)	$(37,929)

Basic and diluted net loss per share	$(0.08)	$(0.09)	$(0.23)	$(0.24)
Basic and diluted weighted average
number of common shares outstanding	238,304	168,537	221,578	156,555

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	September 30, 2014	December 31, 2013
	(unaudited)
Cash and cash equivalents	$34,473	$119,471
Investments	155,806	13,597
Total current assets	191,979	145,001
Working capital	173,344	126,879
Total assets	292,514	235,125
Total notes payable and capital lease obligations	1,605	2,184
Total stockholders’ equity	261,650	203,234

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Contact:	Barclay A. Phillips
SVP, Chief Financial Officer and Treasurer
Novavax, Inc.
240-268-2000